Exhibit 99.1
News Release

American Homes 4 Rent Reports Fourth Quarter and Full Year 2020 Financial and Operating Results
CALABASAS, Calif., Feb. 25, 2021—American Homes 4 Rent (NYSE: AMH) (the “Company”), a leading provider of high-quality single-family homes for rent, today announced its financial and operating results for the quarter and full year ended December 31, 2020.
Highlights
•Total revenues increased 5.4% to $299.3 million for the fourth quarter of 2020 from $284.0 million for the fourth quarter of 2019.
•Net income attributable to common shareholders totaled $27.1 million, or $0.09 per diluted share, for the fourth quarter of 2020, compared to $23.6 million, or $0.08 per diluted share, for the fourth quarter of 2019.
•Core Funds from Operations (“Core FFO”) attributable to common share and unit holders increased 7.3% to $0.31 per FFO share and unit for the fourth quarter of 2020 from $0.29 per FFO share and unit for the fourth quarter of 2019 and Adjusted Funds from Operations (“Adjusted FFO”) attributable to common share and unit holders increased 7.9% to $0.28 per FFO share and unit for the fourth quarter of 2020 from $0.26 per FFO share and unit for the fourth quarter of 2019.
•Core Net Operating Income (“Core NOI”) from Same-Home properties increased by 3.2% year-over-year for the fourth quarter of 2020.
•Record demand drove all-time high leasing results with Same-Home portfolio Average Occupied Days Percentage of 97.3% in the fourth quarter of 2020, while achieving 7.6% rental rate growth on new leases.
•Doubled common share dividend to $0.10 in the first quarter of 2021, the first increase since distribution initiation in 2013.

“American Homes 4 Rent closed out 2020 with record breaking results, generating over 7% year-over-year growth in fourth quarter Core FFO per share and unit,” stated David Singelyn, American Homes 4 Rent’s Chief Executive Officer. “I am incredibly proud of our team’s dedication and performance this year, which has provided us with unprecedented momentum as we enter 2021. Our differentiated strategy which combines a best-in-class operating platform, the nation’s leading single-family rental home builder and an investment grade balance sheet truly sets us apart, as demonstrated by our accelerating 2021 Core FFO growth expectation of nearly 8%. And when coupled with our growing dividend, which we are doubling in the first quarter of 2021, we believe we are positioned to continue producing outsized total shareholder returns for years to come.”

Fourth Quarter 2020 Financial Results
Net income attributable to common shareholders totaled $27.1 million, or $0.09 per diluted share, for the fourth quarter of 2020, compared to $23.6 million, or $0.08 per diluted share, for the fourth quarter of 2019. This improvement was primarily attributable to growth in the Company’s portfolio and higher occupancy, as well as higher rental rates, offset in part by increased uncollectible rents and tenant utility reimbursements related to the COVID-19 pandemic.
Total revenues increased 5.4% to $299.3 million for the fourth quarter of 2020 from $284.0 million for the fourth quarter of 2019. Revenue growth was driven by an increase in our average occupied portfolio which grew to 51,181 homes for the fourth quarter of 2020, compared to 48,818 homes for the fourth quarter of 2019, as well as higher rental rates, partially offset by an increase in uncollectible rents and tenant utility reimbursements related to the COVID-19 pandemic.

Core NOI from our total portfolio increased 7.1% to $168.4 million for the fourth quarter of 2020, compared to $157.2 million for the fourth quarter of 2019. This growth was driven by a 6.5% increase in core revenues resulting from a larger number of occupied properties and higher rental rates, partially offset by an increase in uncollectible rents related to the COVID-19 pandemic and a 5.4% increase in core property operating expenses.
For the Company’s Same-Home portfolio, rents from single-family properties increased 4.8% to $220.9 million for the fourth quarter of 2020, compared to $210.8 million for the fourth quarter of 2019, which was driven by a 2.6% increase in Average Monthly Realized Rent per property and a 210 basis point increase in Average Occupied Days Percentage. This growth was (i) further benefited by 30 basis points of contribution from higher fees and (ii) partially offset by 160 basis points of drag from increased uncollectible rents related to the COVID-19 pandemic, which resulted in 3.5% growth in core revenues from Same-Home properties. Core property operating expenses from Same-Home properties increased 4.2% to $77.5 million for the fourth quarter of 2020, compared to $74.4 million for the fourth quarter of 2019. As a result, Core NOI from Same-Home properties increased 3.2% to $141.8 million for the fourth quarter of 2020, compared to $137.4 million for the fourth quarter of 2019.
Core FFO attributable to common share and unit holders was $113.6 million, or $0.31 per FFO share and unit, for the fourth quarter of 2020, compared to $101.4 million, or $0.29 per FFO share and unit, for the fourth quarter of 2019. Adjusted FFO attributable to common share and unit holders was $102.8 million, or $0.28 per FFO share and unit, for the fourth quarter of 2020, compared to $91.2 million, or $0.26 per FFO share and unit, for the fourth quarter of 2019. These improvements were primarily attributable to growth in the Company’s portfolio and a larger number of occupied properties as well as higher rental rates, partially offset by $3.8 million of negative financial impacts associated with the COVID-19 pandemic including $3.6 million of increased uncollectible rents and $0.2 million of increased uncollectible tenant utility reimbursements.
Full Year 2020 Financial Results
Net income attributable to common shareholders totaled $85.2 million, or $0.28 per diluted share, for the year ended December 31, 2020, compared to $85.9 million, or $0.29 per diluted share, for the year ended December 31, 2019. This decrease was primarily attributable to increased uncollectible rents and tenant utility reimbursements related to the COVID-19 pandemic as well as a noncash write-down included in other expenses associated with the liquidation of legacy joint ventures, which were acquired as part of the American Residential Properties, Inc. merger in February 2016. This decrease was offset in part by growth in the Company’s portfolio and higher occupancy, as well as higher rental rates. On a per diluted share basis, the decrease was also attributable to an increase in weighted-average common shares outstanding primarily as a result of our common equity offering in the third quarter of 2020.
Total revenues increased 3.5% to $1.18 billion for the year ended December 31, 2020 from $1.14 billion for the year ended December 31, 2019. Revenue growth was driven by an increase in our average occupied portfolio which grew to 50,065 homes for the year ended December 31, 2020, compared to 48,687 homes for the year ended December 31, 2019, as well as higher rental rates, partially offset by an increase in uncollectible rents and tenant utility reimbursements related to the COVID-19 pandemic.
Core NOI from our total portfolio increased 3.5% to $634.1 million for the year ended December 31, 2020, compared to $612.7 million for the year ended December 31, 2019. This growth was driven by a 4.1% increase in core revenues resulting from a larger number of occupied properties and higher rental rates, partially offset by an increase in uncollectible rents related to the COVID-19 pandemic and a 5.0% increase in core property operating expenses.
For the Company’s Same-Home portfolio, rents from single-family properties increased 4.0% to $867.4 million for the year ended December 31, 2020, compared to $834.3 million for the year ended December 31, 2019, which was driven by a 3.0% increase in Average Monthly Realized Rent per property and a 90 basis point increase in Average Occupied Days Percentage.

This growth was (i) further benefited by 10 basis points of contribution from higher fees and (ii) partially offset by 130 basis points of drag from increased uncollectible rents related to the COVID-19 pandemic, which resulted in 2.8% growth in core revenues from Same-Home properties. Core property operating expenses from Same-Home properties increased 4.3% to $315.9 million for the year ended December 31, 2020, compared to $302.9 million for the year ended December 31, 2019. As a result, Core NOI from Same-Home properties increased 2.0% to $546.1 million for the year ended December 31, 2020, compared to $535.6 million for the year ended December 31, 2019.
Core FFO attributable to common share and unit holders was $417.6 million, or $1.16 per FFO share and unit, for the year ended December 31, 2020, compared to $392.8 million, or $1.11 per FFO share and unit, for the year ended December 31, 2019. Adjusted FFO attributable to common share and unit holders was $367.5 million, or $1.02 per FFO share and unit, for the year ended December 31, 2020, compared to $348.7 million, or $0.99 per FFO share and unit, for the year ended December 31, 2019. These improvements were primarily attributable to growth in the Company’s portfolio and a larger number of occupied properties as well as higher rental rates, partially offset by the negative financial impacts associated with the COVID-19 pandemic that relate to (i) the Company’s socially responsible decisions between April and July 2020 to waive month-to-month lease premiums and offer zero percent increases on newly signed renewal leases, (ii) waived late fees between April and July 2020, and (iii) $16.1 million of other negative financial impacts associated with the COVID-19 pandemic including $12.8 million of increased uncollectible rents, $2.8 million of increased uncollectible tenant utility reimbursements and $0.5 million of increased costs associated with enhanced cleaning and safety protocols. Additionally, due primarily to abnormally high home system usage during stay-at-home orders, we incurred approximately $3.4 million of incremental capital expenditures within Adjusted FFO attributable to common share and unit holders that primarily related to HVAC and home system replacements during the year ended December 31, 2020.
Collections Update
Collections continue to remain resilient throughout the pandemic. We have now received 96.7% of fourth quarter 2020 rental billings, which is consistent with pandemic payment histories within the same time frame. Additionally, collections of January 2021 rental billings continue to remain consistent with pandemic payment histories within the same time frame. Collections are reported without application of any existing resident security deposits or adjustment for deferred payment plans.
Portfolio
As of December 31, 2020, the Company had an occupancy percentage of 97.0%, compared to 97.5% as of September 30, 2020. The occupancy percentage on Same-Home properties was 97.6% as of December 31, 2020, compared to 97.8% as of September 30, 2020.
Investments
As of December 31, 2020, the Company’s wholly-owned portfolio consisted of 53,584 homes, compared to 53,229 homes as of September 30, 2020, an increase of 355 homes during the fourth quarter of 2020, which included 216 newly constructed properties delivered through our AMH Development Program and 347 homes acquired through our National Builder Program and traditional acquisition channel, partially offset by 188 homes sold and 20 homes contributed to unconsolidated joint ventures. As of December 31, 2020, the Company had 711 properties held for sale, compared to 813 properties as of September 30, 2020. Also, as of December 31, 2020, the Company had an additional 1,293 properties held in unconsolidated joint ventures, representing a net increase of 162 properties, compared to 1,131 properties held in unconsolidated joint ventures as of September 30, 2020.

Capital Activities, Balance Sheet and Liquidity
As of December 31, 2020, the Company had cash and cash equivalents of $137.1 million and had total outstanding debt of $2.8 billion, excluding unamortized discounts and unamortized deferred financing costs, with a weighted-average interest rate of 4.4% and a weighted-average term to maturity of 12.1 years. The Company had no outstanding borrowings on its $800.0 million revolving credit facility at the end of the quarter. Additionally, the Company has no debt maturities, other than recurring principal amortization, until 2024. During the fourth quarter of 2020, the Company generated $84.3 million of Retained Cash Flow and sold 188 properties generating $44.5 million of net proceeds.
2021 Guidance
The Company is providing initial 2021 guidance based on its current and expected views of the single-family rental market and general economic conditions. However, the extent to which the pandemic may continue to impact us and our residents will continue to depend on future developments. These include resurgences, impact of government regulations, the speed and effectiveness of vaccine distribution and the direct and indirect economic effects of the pandemic and containment measures, among others. We will continue to monitor these events which may result in future revisions to our guidance estimates.
Guidance Summary

Full Year 2021
Core FFO attributable to common share and unit holders	$1.22 - $1.28
Core FFO attributable to common share and unit holders growth	5.2% - 10.3%

Same-Home
Core revenues growth (1)	3.25% - 4.75%
Core property operating expenses growth (2)	4.00% - 5.50%
Core NOI growth	2.75% - 4.25%
(1)Includes full year bad debt assumption of 2.5% - 3.0% of rents from single-family properties, which contemplates potential uncertainties associated with ongoing COVID-19 impacts to macro-economic and regulatory environments.
(2)Comprised of expected property tax growth of 4.0% - 5.0% and all other operating expenses growth, excluding property taxes, of 4.5% - 5.5%.
Reconciliation of Core FFO attributable to common share and unit holders from 2020 to 2021 Guidance Midpoint

Per FFO Share and Unit
2020 Core FFO attributable to common share and unit holders	$1.16

Same-Home Core NOI	0.06
Non-Same-Home Core NOI (1)	0.06
General and administrative expense	(0.01)
Financing costs (share count and interest)	(0.02)

2021 Core FFO attributable to common share and unit holders - Guidance Midpoint	$1.25
2021 Core FFO attributable to common share and unit holders growth - Guidance Midpoint	7.8%
(1)Core FFO growth from Non-Same-Home Core NOI includes (i) contribution from existing properties not included in the Company’s 2021 Same-Home portfolio, including 2020 additions, and (ii) contribution from 2021 wholly-owned portfolio additions that we expect to range between 2,500 and 2,900 properties, with an investment between $700.0 million and $900.0 million. In addition, we expect to invest (i) $250.0 million to $350.0 million of gross joint venture capital that includes 700 to 800 property deliveries and investment into the joint venture land and development pipeline and (ii) $250.0 million to $350.0 million into our wholly-owned land and development pipeline.
Note: The Company does not provide guidance for the most comparable GAAP financial measures of net income or loss, total revenues and property operating expenses, or a reconciliation of the above-listed forward-looking non-GAAP financial measures to the comparable GAAP financial measures because we are unable to reasonably predict certain items contained in the GAAP measures, including non-recurring and infrequent items that are not indicative of the Company’s ongoing operations. Such items include, but are not limited to, net gain or loss on sales and impairment of single-family properties, casualty loss, Non-Same-Home revenues and Non-Same-Home property operating expenses. These items are uncertain, depend on various factors and could have a material impact on our GAAP results for the guidance period.
Additional Information
A copy of the Company’s Fourth Quarter 2020 Earnings Release and Supplemental Information Package and this press release are available on our website at www.americanhomes4rent.com. This information has also been furnished to the SEC in a current report on Form 8-K.
Conference Call
A conference call is scheduled on Friday, February 26, 2021 at 11:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter and full year ended December 31, 2020, and to provide an update on its business. The domestic dial-in number is (877) 451-6152 (U.S. and Canada) and the international dial-in number is (201) 389-0879 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.americanhomes4rent.com, under “For Investors.” A replay of the conference call may be accessed through Friday, March 12, 2021 by calling (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (international), replay passcode number 13715263#, or by using the link at www.americanhomes4rent.com, under “For Investors.”
About American Homes 4 Rent
American Homes 4 Rent (NYSE: AMH) is a leader in the single-family home rental industry and “American Homes 4 Rent” is fast becoming a nationally recognized brand for rental homes, known for high-quality, good value and tenant satisfaction. We are an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, developing, renovating, leasing, and operating attractive, single-family homes as rental properties. As of December 31, 2020, we owned 53,584 single-family properties in selected submarkets in 22 states.
Forward-Looking Statements
This press release and the accompanying Supplemental Information Package contain “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal,” “outlook,” “guidance” or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release include, among others, our 2021 Guidance, our expectations with respect to the impacts of the COVID-19 pandemic, our belief that our acquisition and homebuilding programs will result in continued growth and the estimated timing of our development deliveries set forth in the Supplemental Information Package. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company’s management considers these expectations to be reasonable, they are inherently subject to risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. Currently, one of the most significant factors that could cause actual outcomes to differ materially from our forward-looking statements is the adverse effect of the COVID-19 pandemic on the financial condition, operating results and cash flows of the Company, our tenants, the real estate market, the global economy and the financial markets. The extent to which the COVID-19 pandemic continues to impact us and our tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, including resurgences, impact of government regulations, the speed and effectiveness of vaccine distribution and the direct and indirect economic effects of the pandemic and containment measures, among others. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and in the Company’s subsequent filings with the SEC.

American Homes 4 Rent
Consolidated Balance Sheets
(Amounts in thousands, except share data)

	December 31, 2020	December 31, 2019
	(Unaudited)
Assets
Single-family properties:
Land	$1,836,798	$1,756,504
Buildings and improvements	8,163,023	7,691,877
Single-family properties in operation	9,999,821	9,448,381
Less: accumulated depreciation	(1,754,433)	(1,462,105)
Single-family properties in operation, net	8,245,388	7,986,276
Single-family properties under development and development land	510,365	355,427
Single-family properties held for sale, net	129,026	209,828
Total real estate assets, net	8,884,779	8,551,531
Cash and cash equivalents	137,060	37,575
Restricted cash	128,017	126,544
Rent and other receivables	41,544	29,618
Escrow deposits, prepaid expenses and other assets	163,171	140,961
Investments in unconsolidated joint ventures	93,109	67,935
Asset-backed securitization certificates	25,666	25,666
Goodwill	120,279	120,279
Total assets	$9,593,625	$9,100,109

Liabilities
Revolving credit facility	$—	$—
Asset-backed securitizations, net	1,927,607	1,945,044
Unsecured senior notes, net	889,805	888,453
Accounts payable and accrued expenses	298,949	243,193
Amounts payable to affiliates	4,834	4,629
Total liabilities	3,121,195	3,081,319

Commitments and contingencies

Equity
Shareholders' equity:
Class A common shares ($0.01 par value per share, 450,000,000 shares authorized, 316,021,385 and 300,107,599 shares issued and outstanding at December 31, 2020 and 2019, respectively)	3,160	3,001
Class B common shares ($0.01 par value per share, 50,000,000 shares authorized, 635,075 shares issued and outstanding at December 31, 2020 and 2019)	6	6
Preferred shares ($0.01 par value per share, 100,000,000 shares authorized, 35,350,000 shares issued and outstanding at December 31, 2020 and 2019)	354	354
Additional paid-in capital	6,223,256	5,790,775
Accumulated deficit	(443,522)	(465,368)
Accumulated other comprehensive income	5,840	6,658
Total shareholders' equity	5,789,094	5,335,426
Noncontrolling interest	683,336	683,364
Total equity	6,472,430	6,018,790

Total liabilities and equity	$9,593,625	$9,100,109

American Homes 4 Rent
Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Rents and other single-family property revenues	$296,551	$281,465	$1,172,514	$1,132,137
Other	2,784	2,545	10,322	11,241
Total revenues	299,335	284,010	1,182,836	1,143,378

Expenses:
Property operating expenses	106,160	102,788	450,267	433,854
Property management expenses	22,380	21,822	89,892	86,908
General and administrative expense	13,188	12,178	48,517	43,206
Interest expense	28,498	31,163	117,038	127,114
Acquisition and other transaction costs	3,579	769	9,298	3,224
Depreciation and amortization	88,500	83,219	343,153	329,293
Other	2,044	1,585	14,036	6,733
Total expenses	264,349	253,524	1,072,201	1,030,332

Gain on sale of single-family properties and other, net	10,356	10,978	44,194	43,873
Loss on early extinguishment of debt	—	—	—	(659)

Net income	45,342	41,464	154,829	156,260

Noncontrolling interest	4,479	4,092	14,455	15,221
Dividends on preferred shares	13,782	13,782	55,128	55,128

Net income attributable to common shareholders	$27,081	$23,590	$85,246	$85,911

Weighted-average common shares outstanding:
Basic	316,424,015	300,724,761	306,613,197	299,415,397
Diluted	316,884,567	301,213,621	307,074,747	299,918,966

Net income attributable to common shareholders per share:
Basic	$0.09	$0.08	$0.28	$0.29
Diluted	$0.09	$0.08	$0.28	$0.29

Defined Terms

Average Monthly Realized Rent
For the related period, Average Monthly Realized Rent is calculated as the lease component of rents and other single-family property revenues (i.e., rents from single-family properties) divided by the product of (a) number of properties and (b) Average Occupied Days Percentage, divided by the number of months. For properties partially owned during the period, this calculation is adjusted to reflect the number of days of ownership.

Average Occupied Days Percentage
The number of days a property is occupied in the period divided by the total number of days the property is owned during the same period after initially being placed in-service. This calculation excludes properties classified as held for sale.

Occupied Property
A property is classified as occupied upon commencement (i.e., start date) of a lease agreement, which can occur contemporaneously with or subsequent to execution (i.e., signature).

Recurring Capital Expenditures
For our Same-Home portfolio, Recurring Capital Expenditures includes replacement costs and other capital expenditures recorded during the period that are necessary to help preserve the value and maintain functionality of our properties. For our total portfolio, we calculate Recurring Capital Expenditures by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

Same-Home Property
A property is classified as Same-Home if it has been stabilized longer than 90 days prior to the beginning of the earliest period presented under comparison. A property is removed from Same-Home if it has been classified as held for sale or has been taken out of service as a result of a casualty loss.

Stabilized Property
A property acquired individually (i.e., not through a bulk purchase) is classified as stabilized once it has been renovated by the Company or newly constructed and then initially leased or available for rent for a period greater than 90 days. Properties acquired through a bulk purchase are first considered non-stabilized, as an entire group, until (1) we have owned them for an adequate period of time to allow for complete on-boarding to our operating platform, and (2) a substantial portion of the properties have experienced tenant turnover at least once under our ownership, providing the opportunity for renovations and improvements to meet our property standards. After such time has passed, properties acquired through a bulk purchase are then evaluated on an individual property basis under our standard stabilization criteria.

Non-GAAP Financial Measures
This press release and the Fourth Quarter 2020 Earnings Release and Supplemental Information Package include Funds from Operations attributable to common share and unit holders (“FFO attributable to common share and unit holders”), Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders, Retained Cash Flow, Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures, which are non-GAAP financial measures. We believe these measures are helpful in understanding our financial performance and are widely used in the REIT industry. Because other REITs may not compute these financial measures in the same manner, they may not be comparable among REITs. In addition, these metrics are not substitutes for net income or loss or net cash flows from operating activities, as defined by GAAP, as measures of our operating performance, liquidity or ability to pay dividends. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release and in the Fourth Quarter 2020 Earnings Release and Supplemental Information Package.

Funds from Operations attributable to common share and unit holders and Retained Cash Flow
The following is a reconciliation of net income or loss attributable to common shareholders to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders and Retained Cash Flow for the three months and years ended December 31, 2020 and 2019 (amounts in thousands, except share and per share data):

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income attributable to common shareholders	$27,081	$23,590	$85,246	$85,911
Adjustments:
Noncontrolling interests in the Operating Partnership	4,479	4,092	14,455	15,221
Net (gain) on sale / impairment of single-family properties and other	(10,206)	(10,398)	(38,107)	(40,210)
Adjustments for unconsolidated joint ventures	333	821	1,352	1,797
Depreciation and amortization	88,500	83,219	343,153	329,293
Less: depreciation and amortization of non-real estate assets	(2,464)	(2,031)	(9,016)	(7,933)
FFO attributable to common share and unit holders	$107,723	$99,293	$397,083	$384,079
Adjustments:
Acquisition, other transaction costs and other (1)	3,579	769	12,223	3,224
Noncash share-based compensation - general and administrative	1,832	946	6,573	3,466
Noncash share-based compensation - property management	418	353	1,745	1,342
Loss on early extinguishment of debt	—	—	—	659
Core FFO attributable to common share and unit holders (2)	$113,552	$101,361	$417,624	$392,770
Recurring Capital Expenditures	(9,756)	(9,332)	(46,048)	(39,997)
Leasing costs	(1,011)	(851)	(4,070)	(4,095)
Adjusted FFO attributable to common share and unit holders (2)	$102,785	$91,178	$367,506	$348,678
Common distributions	(18,493)	(17,666)	(72,298)	(70,619)
Retained Cash Flow	$84,292	$73,512	$295,208	$278,059

Per FFO share and unit:
FFO attributable to common share and unit holders	$0.29	$0.28	$1.11	$1.09
Core FFO attributable to common share and unit holders (2)	$0.31	$0.29	$1.16	$1.11
Adjusted FFO attributable to common share and unit holders (2)	$0.28	$0.26	$1.02	$0.99

Weighted-average FFO shares and units:
Common shares outstanding	316,424,015	300,724,761	306,613,197	299,415,397
Share-based compensation plan (3)	764,198	708,131	724,523	686,050
Operating partnership units	51,880,241	52,026,980	51,990,094	53,045,004
Total weighted-average FFO shares and units	369,068,454	353,459,872	359,327,814	353,146,451
(1)Included in acquisition, other transaction costs and other is a net $2.9 million nonrecurring expense related to a legal matter involving a former employee during the year ended December 31, 2020.
(2)Core FFO and Adjusted FFO attributable to common share and unit holders include negative financial impacts associated with the COVID-19 pandemic that relate to (i) the Company’s socially responsible decisions between April and July 2020 to waive month-to-month lease premiums and offer zero percent increases on newly signed renewal leases, (ii) waived late fees between April and July 2020, and (iii) $3.8 million and $16.1 million of other negative financial impacts from the COVID-19 pandemic including $3.6 million and $12.8 million of increased uncollectible rents and $0.2 million and $2.8 million of increased uncollectible tenant utility reimbursements during the three months and year ended December 31, 2020, respectively. Also included is $0.5 million of increased costs associated with enhanced cleaning and safety protocols during the year ended December 31, 2020. Additionally, due primarily to abnormally high home system usage during stay-at-home orders, we incurred approximately $3.4 million of incremental capital expenditures within Adjusted FFO attributable to common share and unit holders that primarily related to HVAC and home system replacements during the year ended December 31, 2020.
(3)Reflects the effect of potentially dilutive securities issuable upon the assumed vesting/exercise of restricted stock units and stock options.

FFO attributable to common share and unit holders is a non-GAAP financial measure that we calculate in accordance with the definition approved by the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding gains and losses from sales or impairment of real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustments for unconsolidated partnerships and joint ventures to reflect FFO on the same basis.
Core FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting FFO attributable to common share and unit holders for (1) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations, (2) noncash share-based compensation expense, (3) hurricane-related charges, net, which result in material charges to the impacted single-family properties, and (4) gain or loss on early extinguishment of debt.
Adjusted FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting Core FFO attributable to common share and unit holders for (1) Recurring Capital Expenditures that are necessary to help preserve the value and maintain functionality of our properties and (2) capitalized leasing costs incurred during the period. As a portion of our homes are recently developed, acquired and/or renovated, we estimate Recurring Capital Expenditures for our entire portfolio by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home Property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

We present FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, because we consider this metric to be an important measure of the performance of real estate companies, as do many investors and analysts in evaluating the Company. We believe that FFO attributable to common share and unit holders provides useful information to investors because this metric excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation. We also believe that Core FFO and Adjusted FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, provide useful information to investors because they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.
FFO shares and units include weighted-average common shares and operating partnership units outstanding, as well as potentially dilutive securities.
Retained Cash Flow is a non-GAAP financial measure that we believe is helpful as a supplemental measure in assessing the Company’s liquidity. This metric is computed by reducing Adjusted FFO attributable to common share and unit holders by common distributions.
FFO, Core FFO and Adjusted FFO attributable to common share and unit holders and Retained Cash Flow are not substitutes for net income or net cash provided by operating activities, each as determined in accordance with GAAP, as a measure of our operating performance, liquidity or ability to pay dividends. These metrics also are not necessarily indicative of cash available to fund future cash needs. Because other REITs may not compute these measures in the same manner, they may not be comparable among REITs.

Core Net Operating Income
Core NOI, which we also present separately for our Same-Home portfolio, is a supplemental non-GAAP financial measure that we define as core revenues, which is calculated as total revenues, excluding expenses reimbursed by tenant charge-backs and other revenues, less core property operating expenses, which is calculated as property operating and property management expenses, excluding noncash share-based compensation expense and expenses reimbursed by tenant charge-backs.
Core NOI also excludes (1) gain or loss on early extinguishment of debt, (2) hurricane-related charges, net, which result in material charges to the impacted single-family properties, (3) gain or loss on sales of single-family properties and other, (4) depreciation and amortization, (5) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations, (6) noncash share-based compensation expense, (7) interest expense, (8) general and administrative expense, (9) other expenses and (10) other revenues. We believe Core NOI provides useful information to investors about the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs. We further adjust Core NOI for our Same-Home portfolio by subtracting Recurring Capital Expenditures to calculate Same-Home Core NOI After Capital Expenditures, which we believe provides useful information to investors because it more fully reflects our operating performance after the impact of all property-level expenditures, regardless of whether they are capitalized or expensed.
Core NOI and Same-Home Core NOI After Capital Expenditures should be considered only as supplements to net income or loss as a measure of our performance and should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Additionally, these metrics should not be used as substitutes for net income or loss or net cash flows from operating activities (as computed in accordance with GAAP).

The following are reconciliations of core revenues, Same-Home core revenues, core property operating expenses, Same-Home core property operating expenses, Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures to their respective GAAP metrics for the three months and years ended December 31, 2020 and 2019 (amounts in thousands):

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Core revenues and Same-Home core revenues
Total revenues	$299,335	$284,010	$1,182,836	$1,143,378
Tenant charge-backs	(35,430)	(36,290)	(160,807)	(159,851)
Other revenues	(2,784)	(2,545)	(10,322)	(11,241)
Core revenues	261,121	245,175	1,011,707	972,286
Less: Non-Same-Home core revenues	41,867	33,387	149,686	133,746
Same-Home core revenues	$219,254	$211,788	$862,021	$838,540

Core property operating expenses and Same-Home core property operating expenses
Property operating expenses	$106,160	$102,788	$450,267	$433,854
Property management expenses	22,380	21,822	89,892	86,908
Noncash share-based compensation - property management	(418)	(353)	(1,745)	(1,342)
Expenses reimbursed by tenant charge-backs	(35,430)	(36,290)	(160,807)	(159,851)
Core property operating expenses	92,692	87,967	377,607	359,569
Less: Non-Same-Home core property operating expenses	15,226	13,608	61,734	56,627
Same-Home core property operating expenses	$77,466	$74,359	$315,873	$302,942

Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures
Net income	$45,342	$41,464	$154,829	$156,260
Loss on early extinguishment of debt	—	—	—	659
Gain on sale of single-family properties and other, net	(10,356)	(10,978)	(44,194)	(43,873)
Depreciation and amortization	88,500	83,219	343,153	329,293
Acquisition and other transaction costs	3,579	769	9,298	3,224
Noncash share-based compensation - property management	418	353	1,745	1,342
Interest expense	28,498	31,163	117,038	127,114
General and administrative expense	13,188	12,178	48,517	43,206
Other expenses	2,044	1,585	14,036	6,733
Other revenues	(2,784)	(2,545)	(10,322)	(11,241)
Core NOI	168,429	157,208	634,100	612,717
Less: Non-Same-Home Core NOI	26,641	19,779	87,952	77,119
Same-Home Core NOI	141,788	137,429	546,148	535,598
Less: Same-Home Recurring Capital Expenditures	8,334	7,821	39,763	34,464
Same-Home Core NOI After Capital Expenditures	$133,454	$129,608	$506,385	$501,134

Contact:
American Homes 4 Rent
Investor Relations
Phone: (855) 794-2447
Email: investors@ah4r.com